N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not
 provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Core Bond Fund

		72DD		73A		73C
		Dollar		Per Share	Other
       		Distributions	Distributions	Distributions

Class A		10,900,435	0.33		0.14
Class B		2,669,507	0.27		0.14
Class C		3,043,275	0.28		0.13
Class I		52,854,769	0.35		0.14
Class IS	894,815	0.33		0.14
Class R		1,250,253	0.32		0.13


         74U        	74V
         Shares
         Outstanding	NAV

Class A		19,789,146	7.05
Class B		7,284,548	7.05
Class C		10,236,989	7.05
Class I		62,900,715	7.05
Class IS	1,702,463	7.05
Class R		3,055,214	7.05